225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Media Contact:	Hannah Grove	Carolyn Cichon
	617/664-3377	617/664-8672
Investor Relations:	Kelley MacDonald
617/664-2888

STATE STREET CORPORATION IN EXCLUSIVE NEGOTIATIONS WITH DEUTSCHE BANK FOR POSSIBLE PURCHASE OF DEUTSCHE’S GLOBAL SECURITIES SERVICES BUSINESS

BOSTON, MA, September 18, 2002 – State Street Corporation (NYSE:  STT) confirmed today that it is in exclusive discussions with Deutsche Bank (NYSE: DB) concerning its possible acquisition of substantial parts of Deutsche Bank's global securities services business.

State Street will report on the outcome of the discussions when concluded.

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing sophisticated global investors with investment servicing and investment management.   With $6.2 trillion in assets under custody and $770 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide.  For more information, visit State Street’s web site at www.statestreet.com or call 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 402/573-3644 outside those countries.

This news release may contain forward-looking statements, as defined by federal securities laws, including statements about the financial outlook and business environment.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in the company's 2001 annual report and subsequent SEC filings.  They include risks and uncertainties relating to the pace at which State Street adds new clients or at which existing clients use additional services, the value of global and regional financial markets, the pace of cross-border investment activity, changes in interest rates, the pace of worldwide economic growth and rates of inflation, the extent of volatility in currency markets, consolidations among clients and competitors, State Street’s business mix, and the dynamics of the markets State Street serves.  State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision.  The forward-looking statements contained in this news release speak only as of the date of release, September 18, 2002, and the company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

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